Exhibit 10.28

TERM NOTE

$3,000,000	March 23, 2007

This Term Note is executed and delivered under and pursuant to the terms of that certain Revolving Credit and Security Agreement dated as of March 24, 2005, as amended (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) by and among the undersigned, as Borrowers, the various financial institutions named therein or which hereafter become a party thereto (each individually a “Lender” and collectively, “Lenders”) and PNC BANK, NATIONAL ASSOCIATION (in its individual capacity, “PNC”), as agent for Lenders (in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.

FOR VALUE RECEIVED, each of the Borrowers hereby promises, jointly and severally, to pay to the order of PNC BANK, NATIONAL ASSOCIATION (“Payee”), at the office of Agent located at PNC Bank Center, Two Tower Center, 8th Floor, East Brunswick, New Jersey 08816 or at such other place as Agent may from time to time designate to Borrowers in writing:

(i) the principal sum of Three Million Dollars ($3,000,000) payable in accordance with the provisions of the Credit Agreement, subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii) interest on the principal amount of the Term Loan evidenced by this Term Note from time to time outstanding, payable in accordance until such principal amount is paid in full at the applicable Interest Rate in accordance with the provisions of the Credit Agreement. In no event, however, shall interest exceed the amount collectible at the maximum interest rate permitted by law. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate.

This Term Note is one of the Term Notes referred to in the Credit Agreement and is secured by the liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

This Term Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

If an Event of Default under Section 10.7 of the Credit Agreement shall occur, then this Term Note shall immediately become due and payable, without notice, together with reasonable attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Credit Agreement or any of the Other Documents, and the same is not cured within any applicable grace or cure period, then this Term Note may, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Term Note shall be construed and enforced in accordance with the laws of the State of North Carolina.

Each Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.

PHOSPHATE HOLDINGS, INC., a Delaware corporation

By:	/s/ Robert E. Jones

Name:	Robert E. Jones

Title:	President

MISSISSIPPI PHOSPHATES CORPORATION, a Delaware corporation

By:	/s/ Robert E. Jones

Name:	Robert E. Jones

Title:	Chief Executive Officer